AMENDMENT TO A STOCK TRANSFER CONTRACT

This amendment to a stock transfer contract dated September 3, 2005 is hereby amended to have all payments still due to be extended to June 30, 2006. This contract is extended due to certain funds not becoming available to pay off the existing note. A total of 250,000 has been paid to date and it is the position of Indigo-Energy that it will pay off the note by June 30, 2005 if not before that date.

We expect to pay 50,000 per month beginning the end of February 2006 and ending on the 30th day of June 2006. Accelerated payment can and probably will occur and the note will be paid off early.

This modification is given this 28th day of January 2006 under the hand of James C. Love, IV of Fairfax, Virginia. All other non-conflicting requirements of the original contract still are in order and stand.

\s\James C. Love IV

James C. Love IV